Exhibit 99.1

News for Immediate Release

Contact:

Gary Santo

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

DIRECTOR WILLIAM R. BERKLEY STEPS DOWN

BOSTON, MA – July 3, 2012 – The First Marblehead Corporation (NYSE: FMD) today announced that William R. Berkley has elected to step down as a director as of June 29, 2012.

Mr. Berkley joined the Board of Directors in December 1995 and has served as lead director since January 2004. He served as interim chairman from September 2005 to October 2005.

Daniel Meyers, chairman and chief executive officer said, “Bill served as a member of our Board of Directors for more than 16 years and as our lead director for the past eight years. Over that period of time, First Marblehead benefitted greatly from Bill’s leadership and wisdom. I would like to thank Bill for his many years of service and the Board unanimously joins me in expressing these sentiments.”

About The First Marblehead Corporation – First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans, and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com.